Exhibit 23(a)(iii) under Form N-1A
Exhibit 3(i) under Item 601/Reg. S-K

FEDERATED TOTAL RETURN SERIES, INC.

ARTICLES OF AMENDMENT

     FEDERATED TOTAL RETURN SERIES, INC., a Maryland corporation having its principal office in the State of Maryland in the City of Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Corporation is authorized to issue 10,000,000,000 shares of common stock, par value $.001 per share, with an aggregate par value of $10,000,000. These Articles of Amendment do not increase the total authorized capital stock of the Corporation or the aggregate par value thereof.

     SECOND: The Board of Directors hereby redesignates all shares of (i) Federated Short-Term Total Return Fund as Federated Short-Term Total Return Fund Institutional Shares and of (ii) Federated Government Total Return Fund as Federated Total Return Bond Fund Institutional Shares.

     THIRD: The foregoing amendment to the charter of the Corporation was approved by a majority of the entire Board of Directors and is limited to a change expressly permitted by Section 2-605 of the Maryland Corporation Law to be made without action by the shareholders; and the Corporation is registered as an open-end company under the Investment Company Act of 1940, as amended.

     FOURTH: These Articles of Amendment will become effective immediately upon filing with the State Department of Assessments and Taxation of Maryland.

     IN WITNESS WHEREOF, Federated Total Return Series, Inc. has caused these presents to be signed in its name and on its behalf by its Executive Vice President and witnessed by its Assistant Secretary as of August 28, 1996.

     The undersigned, J. Christopher Donahue, Executive Vice President of the Corporation, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles of Amendment to be its corporate act and further certifies to the best of his knowledge, information and belief, that the matters and facts set forth herein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under the penalties of perjury.

WITNESS:	FEDERATED TOTAL RETURN SERIES, INC.

/s/ J. Crilley Kelly	/s/ J. Christopher Donahue
J. Crilley Kelly	J. Christopher Donahue
Assistant Secretary	Executive Vice President